Exhibit 21
Subsidiaries of Isabella Bank Corporation
SUBSIDIARIES OF THE REGISTRANT:
          Isabella Bank, wholly owned
          Financial Group Information Services, Inc., wholly owned
          IB&T Employee Leasing, LLC, wholly owned
          CT/IBT Title Agency, LLC, 50% owned
Exhibit 21 — 1